Exhibit 3.2(b)

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF
THE HAIN CELESTIAL GROUP, INC.

The Hain Celestial Group, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.    This Certificate of Amendment (the "Certificate of Amendment") amends the provisions of the Corporation's Amended and Restated Certificate of Incorporation filed with the Secretary of State on May 30, 2000 (the "Certificate of Incorporation").

2.    The first paragraph of ARTICLE FOURTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“ARTICLE FOURTH: STOCK. The aggregate number of shares which the Corporation shall have authority to issue is 155,000,000 shares, $.01 par value per share consisting of:

1. 150,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"); and

2. 5,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").”

3.    This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.    All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Denise M. Faltischek, its Executive Vice President, this 25th day of November, 2014.

By:    /s/ Denise M. Faltischek
Name:    Denise M. Faltischek
Title:    Executive Vice President and General Counsel,
Chief Compliance Officer